Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333‑261323 and No. 333‑269752) and Form S-8 (No.  333‑262324, No. 333‑271252 and No. 333‑271253) of Navitas Semiconductor Corporation (the “Company”) of our report dated April 3, 2023, relating to the consolidated financial statements of the Company for the year ended December 31, 2022, appearing in this Annual Report on Form 10‑K of the Company for the year ended December 31, 2023.
/s/ Deloitte & Touche LLP
Los Angeles, CA
March 6, 2024